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                                                                    Exhibit 99.1

         Metromedia Fiber Network Announces Plans to Expand Fiber Optic
                Infrastructure to More Than 380,000 Fiber Miles

                                      o o o

     Network Expansion Driven By Existing and Anticipated Customer Demand

New York--June 15, 1998--Metromedia Fiber Network, Inc. (NASDAQ: MFNX) announced today plans to expand its fiber optic infrastructure, deepening its penetration into the New York, Philadelphia, Washington, D.C., and Chicago metropolitan areas. This expansion will bring Metromedia Fiber Network's total infrastructure in these four key Tier 1 telecommunications markets to in excess of 380,000 fiber miles and 1,000 route miles, increasing by over 50 percent original network plans.

"Our rapid growth is evidence that our strategy is working in these top tier telecommunications markets," said Howard M. Finkelstein, President of Metromedia Fiber Network. "This planned network expansion will enable Metromedia Fiber Network to broaden and deepen existing customer relationships and to address growing demand from businesses, government agencies, and carriers in a number of additional, densely populated regions within the Northeast corridor and the Chicago Metropolitan Area."

The Company believes that the costs of this planned expansion will be met with cash-on-hand and cash flows from current and future operations.

The Company's expanded network will pass close to more than 120 central and tandem switching offices in some of the most densely populated parts of the country, providing carriers with easy access to these vital communications centers. The new network routes will cover additional key business centers, including the `Pharmaceutical Corridor' that runs from Princeton, New Jersey to Philadelphia, Pennsylvania where many of the largest pharmaceutical companies are located. In addition, with this planned expansion, the network will extend to transatlantic cable landing stations in New Jersey and Long Island, giving Metromedia Fiber Network the capability to provide customers with the inland capacity required to bring transatlantic traffic from the shoreline into these major metropolitan areas.

"Our expanded network will be able to meet the future bandwidth needs of thousands of organizations in the Northeast and Chicago," Finkelstein said. "Whether it's Internet service providers and telecommunications carriers requiring increased capacity to expand their own service offering or financial and corporate institutions with complex data networking needs or hospitals requiring increased bandwidth for telemedicine applications, Metromedia Fiber Network's infrastructure will be readily accessible and available for their use."

Under the expansion, the network in the New York Metropolitan Area will extend through Manhattan, Queens, Brooklyn, Yonkers, and White Plains, New York to Stamford and New Haven, Connecticut. On Long Island, it will reach Garden City and as far east as Brookhaven. In New Jersey, the network will pass through Newark, Paramus, Parsippany, Morristown, Whippany, Piscataway, New Brunswick, and Princeton.

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In Philadelphia the network will extend through the city center as well as the surrounding areas of Bala-Cynwyd, Bryn Mawr, Radnor, Berwyn, Paoli, Malvern, and King of Prussia.

The Washington, D.C. network will serve the District and will extend out to vital government and business centers including Arlington, Fairfax, Dulles, Herndon, Tyson's Corner and McLean, Virginia. Additionally in Maryland, the network will pass Bethesda, Rockville, Silver Spring, and Chevy Chase.

In Chicago the expanded network will encompass the downtown Loop area and will extend out to Oak Brook, Downers Grove, Franklin Park, Arlington Heights, Des Plaines, and Rosemont, as well as O'Hare Airport.

In addition to the expansion of the planned intra-city builds, Metromedia Fiber Network is completing its plan to build an inter-city network connecting New York to Washington D.C. and passing through Philadelphia, Pennsylvania, Wilmington, Delaware and Baltimore, Maryland.

Metromedia Fiber Network provides technologically advanced, high-bandwidth, private, fiber optic communications infrastructure within major U.S. markets. The Company provides its infrastructure to communications carriers competing in the local, long distance, wireless, and Internet markets as well as corporate and government customers requiring secure communications networks for the transmission of large amounts of voice, data, and video. The advanced network architecture is capable of supporting cutting edge technologies including SONET, DWDM (dense wave division multiplexing), ATM, and gigabit ethernet.

Headquartered in the New York area, Metromedia Fiber Network currently operates a fiber optic metropolitan area network in New York and is developing local fiber optic infrastructure along strategic routes in Chicago, Philadelphia, Washington D.C. and Boston and an inter-city link between New York and Washington D.C. The Company has established a joint venture with Racal Telecom of the United Kingdom and will begin providing service between the United States and the United Kingdom in 1998. For more information about Metromedia Fiber Network, please visit the company's Web site at www.mmfn.com.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as described from time to time in the SEC reports filed by Metromedia Fiber Network, including the most recently filed Form 10-Q.


Media Relations                                      Investor Relations
Judy Sweeney/David King                              Eric Leeds/Jeff Luth
G. S. Schwartz & Co.                                 G. A. Kraut Company Inc.
212-725-4500                                         212-696-5600
dking@schwartz.com